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                                                                    EXHIBIT 23.2



            Consent of Independent Registered Public Accounting Firm




Arcadia Resources, Inc.
Southfield, MI

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 28, 2006, relating to the consolidated financial statements and schedule of Arcadia Resources, Inc., which is contained in that Prospectus.

We also hereby consent to the use in the Prospectus constituting a part of the Registration Statement of Arcadia Resources, Inc. of our report dated October 6, 2004, relating to the consolidated financial statements of Critical Home Care, Inc., which is included in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
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BDO Seidman, LLP
Kalamazoo, MI

July 6, 2006